Exhibit 8
IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum, whether received by e-mail or otherwise received as a result of electronic communication and you are therefore advised to read this disclaimer page carefully before reading, accessing or making any other use of the attached document. In accessing the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum, you agree to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from us as a result of such access.
Your Representations: You have been sent the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum on the basis that you have confirmed to Credit Suisse Securities (Europe) Limited and/or the Exchange Agent being the sender of the attached that (i) you are a holder or a beneficial owner of the 10.25 per cent. Guaranteed Bonds due 2010, (ii) you are not a person to whom it is unlawful to send the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum or to make an invitation under the Exchange Offer under applicable laws and (iii) that you consent to delivery by electronic transmission.
If you receive this document by email, your use of this email is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.
This Supplement to the Exchange Offer and Consent Solicitation Memorandum has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of Credit Suisse Securities (Europe) Limited and/or the Exchange Agent or any person who controls, or is a director, officer, employee or agent of Credit Suisse Securities (Europe) Limited and/or the Exchange Agent, nor any affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Supplement to the Exchange Offer and Consent Solicitation Memorandum distributed to you in electronic format and the hard copy version available to you on request from Credit Suisse Securities (Europe) Limited and/or the Exchange Agent.
You are reminded that the attached Supplement to the Exchange Offer and Consent Solicitation Memorandum has been delivered to you on the basis that you are a person into whose possession this Supplement to the Exchange Offer and Consent Solicitation Memorandum may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located and you may not nor are you authorised to deliver this Supplement to the Exchange Offer and Consent Solicitation Memorandum to any other person.
Restrictions: Nothing in this electronic transmission constitutes an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction.
THE SUPPLEMENT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM MAY NOT BE DOWNLOADED, FORWARDED OR DISTRIBUTED, IN WHOLE OR IN PART, TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY DOWNLOADING, FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORISED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR THE APPLICABLE LAWS OF OTHER JURISDICTIONS.

Supplement to the Exchange Offer and Consent Solicitation Memorandum dated 21 July 2009

This exchange offer is made for the securities of a non-U.S. company. The offer is subject to disclosure requirements of a country other than the United States. Financial statements included in the document have been prepared in accordance with Indonesian accounting standards that may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer and the Guarantor are located outside the United States, and all of their officers, directors and commissioners may be residents of a foreign country. You may not be able to sue the Issuer or the Guarantor or either of their officers, directors or commissioners in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the Issuer and the Guarantor may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.
EXCHANGE OFFER TO THE HOLDERS OF
GT 2005 Bonds B.V.
(a private company with limited liability incorporated under the laws of The Netherlands)
(the “Issuer”)
US$420,000,000 10.25% Guaranteed Bonds due 2010
Unconditionally and irrevocably guaranteed by
(incorporated with limited liability under the laws of the Republic of Indonesia)
(the “Guarantor”)
and listed on the Singapore Exchange Securities Trading Limited (the “SGX-ST”) (the “Existing Bonds”)

Common Code: 022489194	ISIN: XS0224891944
for
U.S. Dollar Denominated Callable Step-Up Guaranteed Secured Bonds due 2014
(the “New Bonds”)
issued by
the Issuer and guaranteed by the Guarantor
This supplement (the “Supplement”) is supplemental to and should be read in conjunction with the Exchange Offer and Consent Solicitation Memorandum dated 12 June 2009, as amended by a supplement (the “First Supplement”) dated 24 June 2009 and a supplement (the “Second Supplement”) dated 15 July 2009 (the “Exchange Offer and Consent Solicitation Memorandum”) and the Preliminary Offering Circular dated 12 June 2009, as amended by the First Supplement (the “Preliminary Offering Circular”) issued by the Issuer in connection with its offering of up to US$435,225,000 Callable Step-Up Guaranteed Secured Bonds due 2014 (the “New Bonds”), which are unconditionally and irrevocably guaranteed by the Guarantor. The Issuer and the Guarantor are publishing this Supplement to revise and update certain terms that had been provided in the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular. Unless otherwise stated herein, all information contained in the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular remains unchanged, including the disclaimers set forth on pages ii and iii of the Exchange Offer and Consent Solicitation Memorandum and on pages i to iii of the Preliminary Offering Circular, and such disclaimers shall be applicable to this Supplement as though set forth herein.
On 12 June 2009, the Issuer, with the agreement of the Guarantor, invited holders of the Existing Bonds (“Holders”) to offer to exchange (the “Exchange Offer”) for the New Bonds on the terms and subject to the conditions set forth in the Exchange Offer and Consent Solicitation Memorandum. On 24 June 2009 and 15 July 2009, the terms and conditions of the Exchange Offer were supplemented by the First Supplement and the Second Supplement respectively. Concurrently with the Exchange Offer, the Issuer has solicited (the “Consent Solicitation” and, together with the Exchange Offer, the “Offer”) consents from Holders to amend the terms of the trust deed dated 21 July 2005, as amended an supplemented by the supplemental trust deed dated 11 June 2007 between the Issuer, the Guarantor and The Hongkong and Shanghai Banking Corporation Limited constituting the Existing Bonds and the terms and conditions of the Existing Bonds (the “Conditions”).
Following the Bondholder Meetings held on 6 July 2009, the Issuer and Guarantor have continued to engage in dialogue with Holders with the goal of reaching consensual arrangements with substantially all identified

Holders. While the amendment of certain terms were discussed with Holders in advance of the Expiration Date, no amendments were agreed nor are the Issuer or Guarantor under any obligation to implement any. However, the Issuer and Guarantor have, in the interests of all stakeholders and in particular its long term relationship with Holders, elected to amend certain terms of the Offer (the “Amendments”) in addition to the amendments that were implemented in the First Supplement and the Second Supplement. In consultation with the Dealer Manager, it is the Issuer’s opinion that the Amendments are not “materially negative” to Holders pursuant to the terms of the Exchange Offer and Consent Solicitation Memorandum. The Amendments are detailed in this Supplement. Unless otherwise defined herein or the context otherwise requires, capitalized expressions used in this Supplement shall have the meanings set out in the Exchange Offer and Consent Solicitation Memorandum.
This Supplement is available to eligible Holders (who have previously received the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular) from the Information Agent and Dealer Manager.
Summary of the Proposed Amendments
The Amendments are summarized as follows:
1) The Issuer will undertake to redeem or repurchase and cancel a portion of the initial outstanding principal amount of the New Bonds on the Issue Date in accordance with the following schedule (“Amendment 1”):

On or before date:	Aggregate amount of New Bonds*
21 July 2011	2.50%
21 July 2012	5.00%
21 July 2013	10.00%

*	— the aggregate amount of the initial outstanding principal amount of the New Bonds on the Issue Date (including all New Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date)
2) The Late Exchange Price shall be amended to be equal to the Early Exchange Price, providing all Holders who have their Existing Bonds exchanged with the economics originally available only to Holders who tendered their Existing Bonds pursuant to the Exchange Offer prior to the Early Exchange Deadline (“Amendment 2”).
All other terms and conditions of the Offer and the New Bonds remain unchanged. No changes have been proposed for the Consent Solicitation.
The Exchange Offer and Consent Solicitation Memorandum and the terms of the New Bonds and offer and distribution restrictions as set forth in the Preliminary Offering Circular attached thereto are being amended to reflect the following changes:
Amendment 1
Condition 4 (Covenants and Definitions) set forth under “Terms and Conditions of the Bonds” in the Preliminary Offering Circular will be amended to implement Amendment 1 as follows:
1. The paragraph as set forth below will be added after Condition 4.13 (Payments for Consent) as Condition 4.14 (Deleveraging Undertaking):
“4.14 Deleveraging Undertaking

The Guarantor and the Issuer shall redeem or repurchase and cancel a portion of the initial outstanding principal amount of the Bonds on the Issue Date in accordance with the following schedule:

(a) On or prior to 21 July 2011: an aggregate of 2.5% of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date);

(b) On or prior to 21 July 2012: an aggregate of 5.0% of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date); and

(c) On or prior to 21 July 2013: an aggregate of 10.0 % of the initial outstanding principal amount of the Bonds on the Issue Date (including all Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date).”
2. Condition 4.14 (Definitions) shall be renumbered as Condition 4.15 and conforming changes are made in the “Terms and Conditions of the Bonds” in the Preliminary Offering Circular .
Amendment 2
In order to implement Amendment 2, the following changes will be made to the Exchange Offer and Consent Solicitation Memorandum:
1. The definition of “Late Exchange Price” under the “Definitions” section of the Exchange Offer Memorandum is amended to read: ~~The Early Exchange Price minus 5.0 per cent. thereof rounded to the nearest 0.001 per cent.~~ 100.0 per cent., the price expressed as a percentage of the principal amount of the Existing Bonds, for each principal amount of Existing Bonds validly submitted for exchange prior to the Expiration Date and accepted.
2. Paragraph 4 of the section “Terms of the Offer” will be amended as follows:
“4	Pricing of the Existing Bonds

The Early Exchange Price will be equal to the face amount of the Existing Bonds. The Late Exchange Price will equal the Early Exchange Price ~~less 5.0 per cent~~.”

The New Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The New Bonds are being offered outside the United States in accordance with Regulation S, and subject to certain exceptions, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
The information contained herein does not constitute an offer of securities for sale in Australia, Belgium, Canada, Germany, Hong Kong, Indonesia, Italy, Japan, Singapore, Spain, Switzerland, the United Kingdom, the United States or any other jurisdiction in which the making of such an offer would not be in compliance with the laws or regulations of such jurisdiction. Your attention is drawn to the Exchange Offer and Consent Solicitation Memorandum and the Preliminary Offering Circular which contain offer, distribution and transfer restrictions which apply to the information contained herein.

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